EXHIBIT 99.1

DIAMOND
OFFSHORE


FOR IMMEDIATE RELEASE                                CONTACT: CAREN W. STEFFES
WEDNESDAY, APRIL 11, 2001                                       (281) 492-5393


                         DIAMOND OFFSHORE DRILLING, INC.
                     ANNOUNCES CLOSING OF PRIVATE PLACEMENT
                    OF CONVERTIBLE SENIOR DEBENTURES DUE 2031

Houston, Texas, April 11, 2001-Diamond Offshore Drilling, Inc. (NYSE: DO) today announced the completion of the private placement of $460 million aggregate principal amount of its 1.5% convertible senior debentures due 2031. This amount includes $60 million principal amount sold pursuant to an over-allotment option granted by the Company. The transaction resulted in net proceeds to Diamond Offshore of approximately $449.2 million.

The debentures and the shares of Diamond Offshore common stock issuable upon conversion thereof have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Diamond Offshore is a leader in deep water drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.